Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-104517, 333-105625, No. 333-106611, No. 333-110161, No. 333-111563, No. 333-92058, No. 333-69052, No. 333-72964, No. 333-48680, No. 333-36925 and No. 333-31217) and the Registration Statements (Form S-8 No. 333-106865 pertaining to the 1999 Incentive and Reward Plan, as amended and other option agreements named therein, and No. 333-118842 pertaining to the 2004 Equity Participation Plan) of Aphton Corporation and in the related Prospectuses, of our report dated April 29, 2005, with respect to Aphton Corporation management’s assessment of the effectiveness of internal control over financial reporting of Aphton Corporation, included in this Form 10-K/A for the year ended December 31, 2004.

/s/Ernst & Young LLP
Certified Public Accountants

May 2, 2005

Fort Lauderdale, Florida